Exhibit 4.15

(GF-2021-0201)	Contract No.: 20210625

Construction Agreement

(☐ Original ☐ Copy)

Supervised by Ministry of Housing and Urban-Rural Development of the People’s Republic of China

State Administration for Industry and Commerce

Part I Contract Agreement

Client (Full Name): Jiangxi Universe Pharmaceuticals Co., Ltd.

Contractor (Full Name): Jiangxi Chenyuan Construction Project Co., Ltd.

In accordance with the Contract Law of the People’s Republic of China, the Construction Law of the People’s Republic of China and the other relevant laws and regulations of China, the parties hereto have entered into this agreement with regard to the construction of the project for Workshops A, B, C and D and Office Building of Jiangxi Universe Pharmaceuticals Co., Ltd. under the principle of equality, voluntariness, fairness and good faith as incarnated by the terms and conditions set out below:

I. Project Overview

1. Project Name: Workshops A, B, C and D and Office Building of Jiangxi Universe Pharmaceuticals Co., Ltd.

2. Project Location: No. 265, Jingjiu Avenue, Jinggangshan Economic and Technological Development Zone, Ji’an County

3. Project Initiation Approval Document No.: J.F.G.H.Z. [2021] 38

4. Source of Funds: Self-raised by the enterprise

5. Project Content: All the work content of relevant disciplines covered by the bill of quantities and construction drawings of Workshops A, B, C and D and Office Building of Jiangxi Universe Pharmaceuticals Co., Ltd.

For a group project, a Schedule of the Construction Projects Undertaken by the Contractor (Annex 1) shall be enclosed herewith.

6. Scope of Contracting for the Project:

All the work content of relevant disciplines covered by the bill of quantities and construction drawings

II. Project Duration under Contract

Planned commencement date: August 8, 2021. (Subject to the Commencement Order)

Planned completion date: August 7, 2023. (Subject to the actual postponed construction period)

Total number of calendar days of project duration: 730 calendar days. In case of any inconsistency between the total number of calendar days of project duration and the number of days calculated on the basis of the above planned commencement/completion date, the former shall prevail.

Note: The construction unit shall complete the project with quality and quantity guaranteed within the project duration under the premise of ensuring construction safety.

III. Quality Standard

The quality of the project shall meet the Pass standard.

VI. Contract Price and Form of Contract Price

1. The contract price is:

(In words): SAY ONE HUNDRED AND SIXTY-FIVE MILLION YUAN ONLY (¥ 165,000,000.00)

Including:

(1) Costs of safe and civilized construction:

(In words) SAY TWO MILLION YUAN ONLY (¥ 2,000,000.00);

(2) Provisional estimate amount of materials and engineering equipment:

(In words) ____________ (¥ _________);

(3) Provisional estimate amount of professional projects:

(In words) ____________(¥ _________);

(4) Provisional amount:

(In words) ____________(¥ _________);

2. Form of contract price: Fixed comprehensive unit price contract.

The actual settlement shall be made if the final settlement audited price is within 180 million yuan. If the amount exceeds 180 million yuan, the settlement shall be made at 180 million yuan.

V. Project Manager

Contractor Project Manager: Yang Shucheng (Registration Certificate No.: Gan 236141548064)

VI. Composition of Contract Documents

This Agreement, together with the following documents, shall constitute the contract documents:

(1) Letter of Acceptance (if any);

(2) Letter of Tender and its appendices (if any);

(3) Special Conditions of Contract and attachments;

(4) General Conditions of Contract;

(5) Technical standards and requirements;

(6) Drawings;

(7) The priced bill of quantities or budget;

(8) Other contract documents.

The documents related to the contract formed in the process of the conclusion and performance of the contract shall form an integral part of the contract documents.

The above-mentioned contract documents include the supplements and amendments made by the parties hereto to the contract documents. If the documents fall into the same category, the latest signed ones shall prevail. Special Conditions of Contract and the attachments shall be signed or sealed by the parties to the contract.

VII. Undertakings

1. The Client undertakes to apply and obtain all project approvals according to the laws and regulations, raise funds for project construction and pay contract price according to the schedule and method agreed herein.

2. The Contractor undertakes to organize and complete the construction of the project in accordance with the legal provisions and contract provisions, to ensure the quality and safety of the project, not to transfer the project or subcontract it to/with others illegally, and to undertake the corresponding project maintenance responsibilities during the defect liability period and warranty period.

3. If the Client and the Contractor sign the contract through invitation of bid, both parties understand and undertake that they will not sign any other agreement on the same project that deviates from the substantial content of the contract.

4. The Contractor shall use the money received exclusively for the project of Workshops A, B, C and D and Office Building of Jiangxi Universe Pharmaceuticals Co., Ltd.

VIII. Meaning of Terms

Terms in this Agreement have the same meanings as those given in Part II General Conditions of Contract.

IX. Time of Signing

The Contract is signed on June 25, 2021.

X. Place of Signing

The Contract is signed in Jiangxi Universe Pharmaceuticals Co., Ltd.

XI. Supplementary Agreement

For matters not covered in the Contract, the parties hereto shall enter into a supplementary agreement separately, which shall form an integral part of the Contract.

XII. Effectiveness of Contract

The Contract shall come into force after being signed and sealed by the legal representatives of both parties.

XIII. Counterparts of Contract

The Contract shall be made in eight copies, all of which shall have the same legal effect, with the Client holding four copies and the Contractor holding eleven copies.

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Client: (company chop) [seal: Jiangxi Universe Pharmaceuticals Co., Ltd.]	Contractor: (company chop) [seal: Jiangxi Chenyuan Construction Project Co., Ltd.]

Legal Representative or Authorized Agent: (Signature)	Legal Representative or Authorized Agent: (Signature)

Organizational Code:	Organization Code:
Address: No. 265, Jingjiu Avenue, Jinggangshan Economic and Technological Development Zone, Ji’an County	Address: Room 2204, Block C, China Resources Building, No. 5 Qinjiang Road, Zhanggong District, Ganzhou City
Legal Representative: Lai Gang	Legal Representative: Li Wenhui
Authorized Agent: Xiao Yun	Authorized Agent: Xie Yuhui
Tel:	Tel: 0797-8231111
Bank of Account:	Bank of Account:
Account No.:	Account No.:

Operator:	Operator:
MM/DD/YYYY	MM/DD/YYYY

Part II General Conditions of Contract

1. General Stipulations

1.1 Definitions

1.1.1 Contract

1.1.1.10 Other contract documents include: Supplementary agreement to the Construction Contract, minutes of engineering meeting, design changes, work liaison sheet, drawing review records, etc.

1.1.2 Contract parties and other related parties

1.1.2.4 Supervisor:

Name: Jiangxi Zhongtian Construction Supervision Consulting Co., Ltd.

Category and grade of qualification: Grade A of housing construction;

Tel:    /              ;

Email:    /              ;

Correspondence address:    /              .

1.1.2.5 Designer:

Name: Jiujiang Construction Designing Institute;

Category and grade of qualification: Grade A of architectural engineering design;

Tel: 0797-2195358;

Correspondence address: Zhongting Forest Mansion, No. 16 Zanxian Road, Ganzhou City, Jiangxi Province.

1.2 Engineering and Equipment

1.2.1 Other sites as part of the construction site shall include: construction site provided by the Client in accordance with the General Conditions.

1.2.3 Permanent land occupation shall include: determined according to the design drawings.

1.2.4 Temporary land occupation shall include: determined by both parties during the performance of the Contract.

1.3 Applicable Laws

Other normative documents applicable to the Contract: Construction Law of the People’s Republic of China, Contract Law of the People’s Republic of China and other relevant current laws and administrative regulations.

1.4 Standards and specifications

1.4.1 Standards and specifications applicable to the project include: standards and specifications specified in the design document, current relevant codes for construction, specifications and project acceptance standards, current relevant atlas and current local standards of Jiangxi Province.

1.4.2 Name of foreign standards and specifications provided by the Client:   /          ;

Number of copies of foreign standards and specifications provided by the Client:   /          ;

Name of foreign standards and specifications provided by the Client:   /          .

1.4.3 Special requirements of the Client for technical standards and functional requirements of the project: None

1.5 Priority of Contract Documents

The contract documents are composed and prioritized as per: Article 1.5 of General Conditions of Contract.

1.6 Drawings and Contractor’s Documents

1.6.1 Period for the provision of drawings by the Client to the Contractor: 14 days prior to the commencement date;

1.6.2 Quantity of drawings provided by the Client to the Contractor: One set;

1.6.3 Content of drawings to be provided by the Client to the Contractor: All design drawings required for construction.

1.6.4 Contractor’s documents

Documents to be provided by the Contractor include: Construction management plan, safe work method statement, construction schedule, etc.;

Quantity of documents provided by the Contractor: Four copies;

Form of documents provided by the Contractor: Paper documents;

Time limit for the Client to approve the Contractor’s documents: /

1.6.5 Preparation of site drawings

Provisions on the preparation of site drawings: Article 1.6 of General Conditions of Contract.

1.7 Contacts

1.7.1 The Client and the Contractor shall serve to the other party within 2 days the written correspondence such as notice of approval, certifications, certificates, instructions, directions, requirements, requests, consents, opinions, determinations and decisions relating to the Contract.

1.7.2 Place of receipt of documents by the Client: Project Department of the Client at the project location;

Recipient designated by the Client: Representative of the Client.

Place of receipt of documents by the Contractor: Project Department of the Contractor at the project location;

Recipient designated by the Contractor: Constructor or other project leader authorized by the Contractor;

Place of receipt of documents by the Supervisor: Project Department of the Supervisor at the project location;

Recipient designated by the Supervisor: Chief Supervision Engineer or other persons in charge authorized by the Supervisor;

1.10 Traffic and Transportation

1.10.1 Right of access to the site

Provisions on the right of access to the site: As per the General Conditions.

1.10.3 On-site traffic

Provisions on the boundary of off-site traffic and on-site traffic: Determined according to the construction site.

Provisions on the Client’s provision of free on-site roads and traffic facilities to the Contractor to meet the construction needs of the project: The Contractor shall build and maintain the roads and traffic facilities on its own according to the construction progress and method statements and bear relevant expenses. If the Contractor uses the on-site roads provided by the Client to meet the construction needs of the project, and the said roads or traffic facilities are damaged due to the Contractor, the Contractor shall repair and bear all the costs as required by the Client.

1.10.4 Transportation of oversized parts and overweight parts

Temporary retrofitting fee of roads and bridges required for the transportation of oversized or overweight parts and other related costs shall be borne by the Contractor.

1.11 Intellectual Property Rights

1.11.1 Provisions on the ownership of the copyright of the drawings provided by the Client to the Contractor, the technical specifications prepared by the Client or commissioned by the Client for the implementation of the project and the documents reflecting the Client’s contract requirements or of other similar properties: Article 1.11 of General Conditions of Contract.

Requirements for restrictions on the use of the aforesaid documents provided by the Client: Drawings, technical data, technical parameters, etc. of the project shall not be disclosed to the public without permission.

1.11.2 Provisions on the ownership of the copyright of the documents prepared by the Contractor for the implementation of the project: As per the General Conditions.

Requirements for restrictions on the use of the aforesaid documents provided by the Contractor: As per the General Conditions.

1.11.4 Provisions on the way to bear the royalties of patents, know-how and technical secrets adopted by the Contractor in the course of construction: As per the General Conditions.

1.13 Correction of Errors in the Bill of Quantities

Whether to adjust the contract price when there is an error in the bill of quantities: The adjustment of the error in the preparation of the bill of quantities shall be made in accordance with the relevant provisions of the Code of valuation with bill quantity of construction works (GB 50500-2013) and the calculation specifications for relevant discipline engineering and the Measures for the Management of Construction Project Pricing in Jiangxi Province in 2010.

Range of deviations in the project quantity for which adjustment of the contract price is allowed: /

2. The Client

2.2 Representative of the Client

Representative of the Client:

Name: Xiao Yun;

ID No.: 362101195902082219;

Position: Chief Engineer;

Tel: 18270770652;

Email:             ;

Address: Jingjiu Avenue, Jinggangshan Economic and Technological Development Zone, Ji’an County.

The scope of authorization of the Client to the representative of the Client is as follows: To supervise and urge the supervision engineer to exercise his/her authority, coordinate all aspects of the construction site, coordinate the project quality, progress and problems existing in safe and civilized construction, approve the project quantity outside the contract, and review the project progress report.

2.4 Provision of Construction Site, Construction Conditions and Basic Information

2.4.1 Provision of construction site

Requirements for the deadline for the Client to hand over the construction site: Seven days before the commencement.

2.4.2 Provision of construction conditions

The Client shall be responsible for providing the conditions required for construction, including: Completion of all demolition and relocation within the site, and meeting the construction needs such as water, electricity on site.

2.5 Proof of Source of Funds and Payment Guarantee

Requirements for the period of time for the Client to provide proof of the source of funds: /.

Whether to provide payment guarantee: /.

Form of payment guarantee provided by the Client: /.

3. The Contractor

3.1 General Obligations of the Contractor

(5) Content of as-built materials submitted by the Contractor: Complete set of as-built drawings and electronic documents of as-built drawings.

Number of sets of as-built materials to be submitted by the Contractor: Two sets.

Cost of as-built materials submitted by the Contractor: Borne by the Contractor.

Handover time of as-built materials submitted by the Contractor: Within 30 days after the completion and acceptance of the project.

Form of as-built materials submitted by the Contractor: Written and electronic documents.

(6) Other obligations of the Contractor:

3.2 Project Manager

3.2.1 Project manager:

Name: Yang Shucheng;

ID No.: 360781198601180014;

Constructor Qualification Level: Level 2;

Constructor Registration Certificate No.: Gan 236141548064;

Constructor Practicing Seal No.: Gan 236141548064;

Production Safety Examination Certificate No.: G.J.A. B (2014) 0061841;

Tel: 18979743087;

The scope of authority of the Contractor to the Project Manager is as follows: To deal with all related affairs of the project.

Time requirement for the Project Manager at the construction site every month: Not less than 20 days.

Liability for breach of contract if the Contractor fails to submit the labor contract and the proof of social insurance payment for the Project Manager: Ordered to submit the labor contract and make up the social insurance payment within a certain period of time.

Liability for breach of contract if the Project Manager leaves the construction site without approval: A penalty of 100 yuan for each day of absence.

3.2.3 Liability for breach of contract if the Contractor replaces the Project Manager without authorization: If the original Project Manager can continue to perform his/her duties, the Supervisor shall order the Contractor to cancel the replacement decision, and the Contractor shall bear liquidated damages of 10,000 yuan. If the original Project Manager is objectively unable to continue to perform his/her duties, the Client shall have the right to request an audit to confirm the Project Manager replaced by the Contractor, and the Contractor shall bear liquidated damages of 10,000 yuan.

3.2.4 Liability for breach of contract if the Contractor refuses to replace the Project Manager without good reasons: The Supervisor shall notify the Project Manager in writing to stop work on the 29th day after the Contractor is notified of the second replacement and shall direct that the construction be temporarily suspended. The suspension of construction caused by the Contractor shall be handled according to Article 7.8.2 of the General Conditions.

3.3 Contractor’s Personnel

3.3.1 Time limit for the Contractor to submit the arrangement report to the project management agency and the construction site management personnel: As per the General Conditions.

3.3.3 Liability for breach of contract if the Contractor refuses to replace the main construction management personnel without good reasons: The supervisor shall issue another notice requesting the Contractor to replace the main construction management personnel within 3 days and assume the liability for breach of contract in the amount of 5,000 yuan. If the Contractor still refuses to replace within 3 days after receiving the second notice, the Supervisor shall notify the main construction management personnel in writing to stop the work and instruct the temporary suspension of construction. The suspension of construction caused by the Contractor shall be handled according to Article 7.8.2 of the General Conditions.

3.3.4 Approval requirements for the main construction management personnel of the Contractor to leave the construction site: Such personnel can leave the job only after prior report to the Supervisor for approval and consent of the Client.

3.3.5 Liability for breach of contract if the Contractor replaces the main construction management personnel without authorization: If the original management personnel can continue to perform his/her duties, the Supervisor shall order the Contractor to cancel the replacement decision, and the Contractor shall bear liquidated damages of 5,000 yuan. If the original management personnel is objectively unable to continue to perform his/her duties, the Client shall have the right to request an audit to confirm the management personnel replaced by the Contractor, and the Contractor shall bear liquidated damages of 10,000 yuan. The additional cost and delayed construction period as a result shall be borne by the Contractor.

Liability for breach of contract if the main management personnel of the Contractor leave the construction site without approval: A penalty of 500 yuan for each day of absence.

3.5 Subcontracting

3.5.1 General provisions of subcontracting

Subcontracting is prohibited for the following works: /.

Scope of main structure, critical work: /.

3.5.2 Determination of subcontracting

Subcontracting is allowed for the discipline works: /.

Other provisions concerning subcontracting: /.

3.5.4 Subcontract price

Provisions on payment of subcontract price:

3.6 Care of Project; Protection of Finished/Semi-finished Products

Starting time for the Contractor to take care of the project, materials and equipment related to the project: As per Article 3. 5. 6 of the General Conditions of Contract.

3.7 Performance Guarantee

Whether the Contractor provides performance guarantee: Yes.

The form, amount and duration of performance guarantee provided by the Contractor: 1. The performance guarantee for the project shall be 5% of the contract price, and shall be transferred in full from the basic account of the bidder to the account designated by the Employer. 50% of the performance guarantee will be returned without interest upon acceptance of 50% of the contract quantity, and the remaining 50% will be returned without interest after the completion and acceptance of the project.

4. The Supervisor

4.1 General Provisions of the Supervisor

Supervision content of the Supervisor: See the Supervision Contract.

Supervisory authority t of the Supervisor: See the Supervision Contract.

Provisions on the provision of office and living space of the Supervisor at the construction site and the cost to be borne: See the Supervision Contract.

4.2 Supervisory Personnel

Chief Supervision Engineer:

Other provisions concerning the Supervisor: /.

Chief Supervision Engineer:

Name: Che Haokun;

Supervision Engineer License No.: 44014606;

Tel: 15112673372;

Email:  /         ;

Correspondence Address: /          ;

Other provisions concerning the Supervisor: /          .

4.4 Consensus or Decision

In the event that the Client and the Contractor cannot reach an agreement through consultation, the Client authorizes the Supervisor to determine the following matters: /.

5. Project Quality

5.1 Quality Requirements

5.1.1 Special quality standards and requirements: /.

Provisions on engineering awards: _____.

5.3 Inspection of Concealed Works

5.3.2 Provisions on the period for the Contractor to notify the Supervisor in advance of the inspection of concealed works: As per the General Conditions.

In case of inability to carry out the inspection on time, the Supervisor shall submit a written request for extension in advance. The maximum extension period shall not exceed: 48 hours.

6. Safe and Civilized Construction and Environmental Protection

6.1 Safe and Civilized Construction

6.1.1 Provisions on the target of project production safety and the corresponding matters: As per the relevant specifications.

6.1.4 Special provisions on security: As per the General Conditions.

Provisions on the preparation of the construction site public security management plan: Provide the construction site security management plan before the commencement.

6.1.5 Civilized construction

Requirements of the parties hereto for civilized construction: As per the relevant national specifications.

6.1.6 Provisions on the payment proportion and payment period of safety and civilized construction fee: 60% of the project advance payment for safety protection and civilized construction measures in the contract price shall be paid to the Contractor within 28 days after the contract is formally signed. When the payment reaches 30%, the advance payment will be offset against the construction cost.

7. Project Duration and Progress

7.1 Construction Management Plan

7.1.1 Other elements to be included in the construction management plan agreed by the parties hereto: As per the General Conditions.

7.1.2 Submission and modification of the construction management plan

Provisions on the time limit for the contractor to submit the detailed construction management plan: After signing the contract.

The time limit for the Client and the Supervisor to confirm or propose modification suggestions after receiving the detailed construction management plan: Within seven days after receipt.

7.2 Construction Schedule

7.2.2 Revision of construction schedule

The time limit for the Client and the Supervisor to confirm or propose modification suggestions after receiving the revised construction schedule: Within seven days after receipt.

7.3 Commencement of Construction

7.3.1 Preparation for commencement

The time limit for the Contractor to submit the project commencement report: After the contract is signed and before the commencement of construction. Other preparatory work and time limit to be completed by the Client: As per the General Conditions. Other preparatory work and time limit to be completed by the Contractor: As per the General Conditions.

7.3.2 Commencement notice

If the Supervisor fails to issue the commencement notice within 4 days as of the planned commencement date due to reasons attributable to the Client, the Contractor shall have the right to request price adjustment or rescind the contract.

7.4 Measurement and Setting-Out

7.4.1 The time limit for the Client to provide the Contractor with measurement datum mark, datum line, benchmark point and other written data through the Supervisor: After the contract is signed and before the commencement of construction.

7.5 Delay in Project Duration

7.5.1 Delay due to the Client

In other cases where the project duration is delayed due to the Client: As per Article 7.5 of the General Conditions.

7.5.2 Delay due to the Contractor

The calculation of liquidated damages for late completion due to the delay caused by the Contractor is as follows: Where the delay is caused by the Contractor (except force majeure) and the schedule cannot be postponed, the increase in cost of catch-up measures as a result shall be borne by the Contractor; meanwhile, the Contractor shall bear the liability for breach of contract and pay the Client liquidated damages of 500 yuan for each day the product duration is delayed. The Client may deduct such liquidated damages from any amount payable to the Contractor and the payment of such liquidated damages shall not relieve the Contractor of its obligation to complete the project and other obligations hereunder.

The maximum amount of liquidated damages for late completion due to the delay caused by the Contractor: 2% of the contract price.

7.6 Adverse Physical Conditions

Other circumstances of adverse physical conditions and relevant provisions: As per the General Conditions.

7.7 Extraordinarily Vicious Weather Conditions

The Client and the Contractor agree that the following conditions shall be deemed as extraordinarily vicious weather conditions:

(1) Rainy days with daily rainfall greater than 50mm for more than one day.

(2) Typhoon of Force 6 or above;

(3) Hail and heavy snow that cause damage to the project, with daily snowfall of more than 10mm.

In the event of the above conditions, the Contractor shall provide written certification materials issued by the meteorological department to the Client for determination within 10 days.

7.9. Reward for Early Completion

7.9.2 Reward for early completion: No reward for early completion of this project.

8. Materials and Equipment

8.4 Custody and Use of Materials and Engineering Equipment

8.4.1 Assumption of custody cost of the materials and equipment supplied by the Client: As per the General Conditions.

8.6 Samples

8.6.1 Sample submission and storage

Requirements for the type, name, specification and quantity of samples of materials or construction equipment to be submitted by the Contractor: Determined in accordance with relevant regulations.

8.8 Construction Equipment and Temporary Facilities

8.8.1 Construction equipment and temporary facilities provided by the Contractor

Provisions on the assumption of expenses for the construction of temporary facilities: As per the General Conditions.

9. Tests and Inspections

9.1 Test Equipment and Personnel

9.1.2 Test equipment

Test site to be configured at the construction site: As per the General Conditions.

Test equipment to be equipped at the construction site: As per the General Conditions.

Other test conditions required at the construction site: As per the General Conditions.

9.4. On-site Process Test

Relevant provisions on the on-site process test: As per the General Conditions.

10. Change

10.1 Scope of Change

Provisions on the scope of change: As per the General Conditions.

10.4 Change of Estimate Price

10.4.1 Principle of change of estimate price

Provisions on the change of estimate price: Compared with the average value of published information price in the urban area during the construction duration of steel bar and cement materials, if the fluctuation range is within ±5% (including ±5%), the unit price will not be adjusted, and the risks and benefits will be borne by the Contractor; if the fluctuation range is beyond ±5% (excluding ±5%), the part exceeding ±5% (excluding ±5%) shall be adjusted (the price difference of materials adjusted shall not take into account any other costs except for taxes), and shall be examined and paid in a lump sum when the project is settled.

10.5 Rationalization Proposals of the Contractor

The time limit for the Supervisor to review the Contractor’s rationalization proposals: /.

The time limit for the Client to approve the Contractor’s rationalization proposals: /.

The method and amount of the reward for the Contractor’s rationalization proposals that reduces the contract price or increases the economic benefit of the project: /.

10.7 Provisional Estimate

Details of the provisional estimate of materials and engineering equipment are shown in Annex 11: Schedule of Provisional Estimate Price.

10.7.1 Provisional estimate items subject to tender by law

The confirmation and approval of provisional estimate items subject to tender by law shall be determined in the / way.

10.7.2 Provisional estimate items not subject to tender by law

The confirmation and approval of provisional estimate items not subject to tender by law shall be determined in the / way.

The third way: The provisional estimate items directly implemented by the Contractor

Provisions on the provisional estimate items directly implemented by the Contractor: /.

10.8 Provisional Amount

Provisions of the parties hereto on the use of provisional amount: .

11. Price Adjustments

11.1 Adjustments Caused by Market Price Fluctuations

Provisions on whether to adjust the contract price due to market price fluctuations: /.

Adjustment of the contract price due to market price fluctuations is carried out by using the / way:

The first way: Price adjustment using price indices.

Provisions on the weight of each adjustable factor, constant value and variable value, and the basic price index and its source: _/;

The second way: Price adjustment using cost information.

(2) Provisions on benchmark price: /.

Special conditions of Contract ①If the unit price of materials specified by the Contractor in the priced bill of quantities or budget is lower than the benchmark price: When the unit price of materials increases by more than /% based on the benchmark price during the performance of the Special conditions of Contract, or when the unit price of materials decreases by more than /% based on the priced bill of quantities or budget, the excess shall be adjusted accordingly.

②If the unit price of materials specified by the Contractor in the priced bill of quantities or budget is greater than the benchmark price: When the unit price of materials decreases by more than /% based on the benchmark price during the performance of the Special conditions of Contract, or when the unit price of materials increases by more than /% based on the priced bill of quantities or budget, the excess shall be adjusted accordingly.

③If the unit price of materials specified by the Contractor in the priced bill of quantities or budget is equal to the benchmark price: When the unit price of materials fluctuates by more than ±/% based on the benchmark price during the performance of the Special conditions of Contract, the excess shall be adjusted accordingly.

The third way: /.

12. Contract Price, Measurement and Payment

12.1 Form of Contract Price

1. Unit price contract.

Risk range included in the comprehensive unit price: /.

Calculation method of risk cost: /.

Adjustment method of contract price beyond the risk range: Compared with the average value of published information price in the urban area during the construction duration of steel bar and cement materials, if the fluctuation range is within ±5% (including ±5%), the unit price will not be adjusted, and the risks and benefits will be borne by the Contractor; if the fluctuation range is beyond ±5% (excluding ±5%), the part exceeding ±5% (excluding ±5%) shall be adjusted (the price difference of materials adjusted shall not take into account any other costs except for taxes), and shall be examined and paid in a lump sum when the project is settled.

2. Lump sum contract.

Risk range included in the lump sum price: /.

Calculation method of risk cost: /.

Adjustment method of contract price beyond the risk range: /.

3. Other price methods:

12.2 Advance Payment

12.2.1 Payment of advance payment

Payment proportion or amount of advance payment: Within 28 days after the contract is formally signed, 40% of the contract price for safe and civilized construction shall be paid to the Contractor in advance for the project.

Payment term of advance payment: Within 28 days after the contract is signed.

12.2.2 Guarantee of advance payment

The time limit for the Contractor to submit guarantee of advance payment: _/.

The form of guarantee of advance payment:_/.

12.3 Measurement

12.3.1 Principle of measurement

Quantity calculation rules: The actual completed quantity of work shall be calculated based on the relevant rules for quantity calculation according to the construction drawings, design change notice and engineering visa, etc.

12.3.2 Measurement period

Provisions on the measurement period: /.

12.3.3 Measurement of unit price contract

Provisions on the measurement of unit price contract: /.

12.3.4 Measurement of lump sum contract

Provisions on the measurement of lump sum contract: /.

12.3.5 If the lump sum contract uses the payment breakdown table to measure payment, whether the provisions in 12.3.4 [Measurement of lump sum contract] are applicable for measurement: /.

12.3.6 Measurement of other forms of price contracts

Measurement methods and procedures for other forms of price contracts: /.

12.4 Progress Payment of Project

12.4.1 Payment period

Provisions on the payment period: Payment shall be made at 80% of the completed quantity of work every month. 85% of the project payment shall be paid off upon completion of the project, 95% of the project payment shall be paid off upon completion settlement, and the remaining 5% settlement price shall be used as the project quality bond. The quality bond will be returned in a lump sum without interest one year after the completion and acceptance of the project without quality problems.

12.4.2 Preparation of progress payment request form

Provisions on the preparation of progress payment request form: Prepared according to the image progress.

12.4.3 Submission of progress payment request form

(1) Provisions on the submission of progress payment request form for unit price contract: Submitted made according to the image progress.

(2) Provisions on the submission of progress payment request form for lump sum contract: /.

(3) Provisions on the submission of progress payment request form for other forms of price contracts: ______.

12.4.4 Review and payment of progress payment

(1) The time limit for the Supervisor to review and submit to the Client: 5 working days.

The time limit for the Client to complete the approval and issue the progress payment certificate: 5 working days.

(2) The time limit for the Client to pay the progress payment: /.

Calculation of liquidated damages for late payment of progress payment by the Client: /.

12.4.6 Preparation of payment breakdown table

2. Preparation and approval of the payment breakdown table for lump sum contract: /.

3. Preparation and approval of the payment dissolving table of the total price of the unit price contract: /.

13. Acceptance and Trial Run of Project

13.1 Acceptance of divisional and sub-divisional works

13.1.2 In case of inability to carry out the acceptance on time, the Supervisor shall submit a written request for extension 24 hours in advance.

The maximum extension shall not exceed: 48 hours.

13.2 Completion Acceptance

13.2.2 Completion acceptance procedure

Provisions on the completion acceptance procedure: As per the General Conditions.

Calculation of liquidated damages for the Client’s failure to organize the completion acceptance and issue the project acceptance certificate as agreed herein: As per the General Conditions.

13.2.5 Handover and acceptance of all or part of the project

The time limit for the Contractor to hand over the project to the Client: As per the General Conditions.

Calculation of liquidated damages for the Client’s failure to accept all or part of the project: As per the General Conditions.

Calculation of liquidated damages for the Contractor’s failure to hand over the project on time: As per the General Conditions.

13.3 Trial Run of Project

13.3.1 Trial run procedure

Content of trial run: /.

(1) The cost of single-machine no-load trial run shall be borne by /;

(2) The cost of no-load linkage trial run shall be borne by /.

13.3 Commissioning run test

Provisions on matters related to commissioning run test: /.

13.6 Demobilization after completion

14.6.1 Demobilization after completion

The time limit for the Contractor to complete the demobilization: As per the General Conditions.

14. Completion Settlement

14.1 Application for Completion Settlement

The time limit for the Contractor to submit the completion settlement application form: Within 28 days after the project is completed, accepted and delivered.

Contents to be included in completion settlement application form: Article 14.1 of General Conditions of Contract.

14.2 Completion Settlement Audit

The time limit for the Client to examine and approve the completion settlement application form: Implemented as per the Contract and bidding documents. The time limit of payment for the Client to complete the completion settlement: Implemented as per the Contract and bidding documents.

The methods and procedures for the review of the objection to the completion settlement certificate: As per the General Conditions.

14.4 Final Settlement

14.4.1 Final settlement application form

The number of copies of final settlement application form submitted by the Contractor: Four copies.

The time limit for the Contractor to submit the final settlement application form: Within 28 days after the expiry of the defect liability period.

14.4.2 Final settlement certificate and payment

(1) The time limit for the Client to complete the approval of the final settlement application form and issue the final settlement certificate: Within 28 days after the receipt of the application.

(2) The time limit for the Client to complete the payment: Within 14 days after the issuance of the final settlement certificate.

15. Defect Liability Period and Warranty

15.2 Defect Liability Period

Specific period of defect liability: 12 months.

15.3 Quality Bond

Provisions on whether to withhold the quality bond: Yes.

15.3.1 Ways for the Contractor to provide the quality bond

The quality bond shall be provided in the / way:

(1) Letter of guarantee of quality bond, with a guarantee amount of: /_;

(2) /% of the project price;

(3) Other situation: /.

15.3.2 Retention of quality bond

The quality bond shall be retained in the second way:

(1) Retained upon the project progress payment made, in which case the calculation base of the quality bond shall not include the payment of advance payment, deduction and the amount of price adjustment.

(2) Retained in a lump sum at the completion settlement of the project;

(3) Other retention ways: /.

Supplementary provisions on the quality bond: Returned without interest one year after the completion and acceptance of the project.

15.4 Warranty

15.4.1 Warranty liability

Warranty period: See the Project Quality Warranty.

15.4.3 Notice of repair

Reasonable time for the Contractor to receive the notice of repair and arrive at the construction site: Within 48 hours.

16. Breach of Contract

16.1 Breach of Contract by the Client

16.1.1 Circumstances of breach by the Client

Other circumstances of breach of contract by the Client: As per the General Conditions.

16.1.2 Liability of the Client for breach of contract

Assumption of liability for breach of contract by the Client and calculation method:

(1) Liability for breach of contract if the commencement notice fails to be issued within 7 days prior to the scheduled commencement date due to reasons attributable to the Client: Article 16.1 of the General Conditions of Contract.

(2) Liability for breach of contract if the Client fails to pay the contract price as agreed herein due to reasons attributable to the Client: Article 16.1 of the General Conditions of Contract.

(3) Liability for breach of contract if the Client carries out the cancelled work on its own or transfers it to others for implementation, which is in violation of the provisions in (2) of 10.1 [Scope of Change]: Article 16.1 of the General Conditions of Contract.

(4) Liability for breach of contract if the specification, quantity or quality of the materials and construction equipment provided by the Client does not conform to the contract, or if the delivery date is delayed or the delivery place is changed due to the Client: Article 16.1 of the General Conditions of Contract.

(5) Liability for breach of contract if the construction is suspended caused by the Client’s violation of the contract: Article 16.1 of the General Conditions of Contract.

(6) Liability for breach of contract if the Client fails to issue instructions for resumption of work within the agreed period without good reasons, resulting in the Contractor’s inability to resume work: Article 16.1 of the General Conditions of Contract.

(7) Others: _/.

16.1.3 Rescission of the contract due to breach by the Client

If the Client still fails to rectify the breach after the Contractor’s suspension of the construction for a period of / days as agreed in 16.1.1 [Circumstances of breach by the Client] and thus the purpose of the contract cannot be achieved, the Contractor shall have the right to rescind the contract.

16.2 Breach of Contract by the Contractor

16.2.1 Circumstances of breach by the Contractor

Other circumstances of breach of contract by the Contractor: As per the General Conditions.

16.2.2 Liability of the Contractor for breach of contract

Assumption of liability for breach of contract by the Contractor and calculation method: As per the General Conditions.

16.2.3 Rescission of the contract due to breach by the Contractor

Special provisions on the rescission of the contract due to breach by the Contractor: No affiliation, contract transfer or unauthorized subcontracting is allowed, otherwise the Client has the right to terminate the contract and confiscate the performance bond, the Contractor shall unconditionally withdraw from the site within 10 days, and the completed qualified quantity of work will be settled at 70% of the price. Meanwhile, the Client will choose another construction team to complete the remaining quantity, and the direct and indirect losses arising therefrom shall be borne by the original Contractor.

Assumption of costs for the Client’s the continued use of the Contractor’s materials, equipment and temporary works at the construction site, Contractor’s documents and other documents prepared by or on behalf of the Contractor: As per the General Conditions.

17. Force Majeure

17.1 Confirmation of Force Majeure

Other circumstances deemed as force majeure in addition to the force majeure events stipulated in the General Conditions of Contract: /.

17.4 Rescission of the Contract Due to Force Majeure

Upon rescission of the contract, the Client shall complete the payment within / days  after it is agreed or determined that the Client shall pay the amount.

18. Insurance

18.1 Project Insurance

Special provisions on the project insurance: As per the General Conditions.

18.3 Other Insurance

Provisions on other insurance: /.

Whether the Contractor shall take out property insurance for its construction equipment, etc.: As per the General Conditions.

18.7 Obligations of Notification

Provisions on notification obligation in case of change of insurance contract: As per the General Conditions.

19. Dispute Resolution

19.3 Dispute Review

Whether the parties agree to submit the project dispute to the dispute review panel for decision: /.

19.3.1 Determination of the dispute review panel

Determination of the members of the dispute review panel: /.

Time limit for selecting dispute reviewers: /.

Compensation for members of the dispute review panel: /.

Provisions on other matters: /.

20.3.2 Decision of the dispute review panel

Provisions of the parties concerning this item:

19.4 Arbitration or Litigation

Disputes arising out of the contract and contract-related matters shall be settled in accordance with (2) below:

(1) Apply to / arbitration commission for arbitration;

(2) File a lawsuit with the people’s court in the place where the project is located.